Exhibit 99.1

Qualigen Therapeutics, Inc. Announces Closing of $12 Million Registered Direct Offering

CARLSBAD, Calif. (December 18, 2020) – Qualigen Therapeutics, Inc. (Nasdaq: QLGN) today announced the closing of its previously announced registered direct offering with a single institutional investor for the purchase and sale for $12,000,000 of (i) 2,370,786 shares of common stock, (ii) 1,000,000 pre-funded common stock Warrants (i.e., warrants to purchase shares of Qualigen common stock, for which the exercise price is almost entirely prepaid), (iii) 1,348,314 two-year common stock Warrants with an exercise price of $4.07 per share, and (iv) 842,696 common stock Warrants (first exercisable 6 months after issuance, and with an expiration date 30 months after issuance) with an exercise price of $4.07 per share.

A.G.P./Alliance Global Partners acted as sole placement agent for the offering.

The securities were sold pursuant to an effective shelf registration statement on Form S-3 (File No. 333-232798) previously filed with the U.S. Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. is a biotechnology company focused on developing novel therapeutics for the treatment of cancer and infectious diseases, as well as maintaining and expanding its core FDA-approved FastPack® System, which has been used successfully in diagnostics for 20 years. The Company’s cancer therapeutics pipeline includes ALAN (AS1411-GNP), RAS-F and STARS™. ALAN (AS1411-GNP) is a DNA coated gold nanoparticle cancer drug candidate that has the potential to target various types of cancer with minimal side effects. The foundational nucleolin-targeting DNA aptamer of ALAN, AS1411, is also a drug candidate for use in treating COVID-19 and other viral-based infectious diseases. RAS-F is a family of RAS oncogene protein-protein interaction inhibitor small molecules for preventing mutated RAS genes’ proteins from binding to their effector proteins; preventing this binding could stop tumor growth, especially in pancreatic, colorectal and lung cancers. STARS is a DNA/RNA-based treatment device candidate for removal from circulating blood of precisely targeted tumor-produced and viral compounds. Because Qualigen’s therapeutic candidates are still in the development stage, Qualigen’s only products that are currently commercially available are FastPack System diagnostic instruments and test kits, used in physician offices, clinics and small hospitals around the world. The FastPack System menu includes rapid point-of-care diagnostic tests for cancer, men’s health, hormone function, vitamin D status and antibodies against SARS-CoV-2. Qualigen’s facility in Carlsbad, California is FDA and ISO Certified and its FastPack product line is sold worldwide by its commercial partner Sekisui Diagnostics, LLC. For more information on Qualigen Therapeutics, Inc., please visit https://www.qualigeninc.com/.

Qualigen Forward-Looking Statements

This news release contains forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. Actual events or results may differ from the Company’s expectations. For example, there can be no assurance that clinical trials will be approved to begin by or will proceed as contemplated by any projected timeline; that the Company will successfully develop any drugs or therapeutic devices; that preclinical or clinical development of the Company’s drugs or therapeutic devices will be successful; that future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts; that any drugs or therapeutic devices will receive required regulatory approvals or that they will be commercially successful; that patents will issue on the Company’s owned and in-licensed patent applications; that such patents, if any, and the Company’s current owned and in-licensed patents would prevent competition; that the Company will be able to procure or earn sufficient working capital to complete the development, testing and launch of the Company’s prospective therapeutic products; that the Company will be able to maintain or expand market demand and/or market share for the Company’s FastPack diagnostic products generally, particularly in view of COVID-19-related deferral of patients’ physician-office visits and FastPack reimbursement pricing challenges; that adoption and placement of FastPack PRO System instruments (which are the only FastPack instruments on which the Company’s SARS-CoV-2 IgG test kits can be run) will be widespread; that the Company will be able to manufacture the FastPack PRO System instruments and SARS-CoV-2 IgG test kits successfully; that any commercialization of the FastPack PRO System instruments and SARS-CoV-2 IgG test kits will be profitable; or that the FDA will ultimately approve an Emergency Use Authorization for the Company’s SARS-CoV-2 IgG test. The Company’s stock price could be harmed if any of the events or trends contemplated by the forward-looking statements fails to occur or is delayed or if any actual future event otherwise differs from expectations. Additional information concerning these and other risk factors affecting the Company’s business (including events beyond the Company’s control, such as epidemics and resulting changes) can be found in the Company’s prior filings with the Securities and Exchange Commission, available at www.sec.gov. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this news release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

LHA Investor Relations

Yvonne Briggs

ybriggs@lhai.com

or

Bruce Voss

bvoss@lhai.com

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